Exhibit 99.1

Permianville Royalty Trust Announces Monthly Cash Distribution

HOUSTON, Texas—(BUSINESS WIRE)— November 17, 2021

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.033500 per unit, payable on December 15, 2021 to unitholders of record on November 30, 2021. The net profits interest calculation represents reported oil production for the month of August 2021 and reported natural gas production during July 2021. The calculation includes accrued costs incurred in September 2021, as well as proceeds from a small lease bonus that closed in July 2021.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	43,832	1,414	263,613	8,504	$67.71	$3.62
Prior Month	37,384	1,206	306,555	10,219	$72.43	$2.98

Recorded oil cash receipts from the oil and gas properties underlying the Trust (the “Underlying Properties”) totaled $2.9 million for the current month on realized wellhead prices of $67.71/Bbl, up $0.3 million from the prior month distribution period.

Recorded natural gas cash receipts from the Underlying Properties totaled $0.9 million for the current month on realized wellhead prices of $3.62/Mcf, consistent with the prior month distribution period.

Total accrued operating expenses for the period were $2.4 million, a $0.2 million increase month-over-month from the prior period. Capital expenditures decreased $0.1 million from the prior period to $0.1 million.

Recent Developments

In September 2021, the Sponsor entered into a lease arrangement with respect to a portion of the mineral rights relating to certain of the Underlying Properties located in Borden County, Texas, for total estimated proceeds of $82,500 (approximately $63,000 net to the Trust’s 80% net profits interest). In accordance with the Conveyance of Net Profits Interest dated November 8, 2011, the portion of the proceeds from these transactions attributable to the Trust’s interests in the related properties were offset against costs and expenses attributable to September 2021 production and reflected in the November 2021 distribution announcement.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from COERT Holdings 1 LLC (the “Sponsor”) with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which have experienced significant fluctuation since the beginning of 2020 in response to the economic effects of the COVID-19 pandemic and the actions taken by Russia and the members of the Organization of Petroleum Exporting Countries regarding production levels. Low oil and natural gas prices will reduce profits to which the Trust is entitled, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses and the effect, impact, potential duration or other implications of the COVID-19 pandemic. In addition, future monthly capital expenditures may exceed the average levels experienced in 2020 and prior periods. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 23, 2021. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002

Sarah Newell 1 (512) 236-6555